Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BNC Bancorp

Thomasville, North Carolina

We consent to the incorporation by reference in this Registration Statement on Form S-1 of BNC Bancorp of our report dated March 16, 2009, with respect to the consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which report is included in the December 31, 2008 Annual Report on Form 10-K of BNC Bancorp, and we consent to the reference to our firm under the heading “Experts” in this Form S-1.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

October 22, 2009